CyberDefender Corporation Announces Fourth Quarter 2009 Financial Results: 205% Revenue Growth Year-Over-Year, Achieves Positive Operating Income

 - Reports Seventh Consecutive Quarter of Revenue Growth -

 - Reached Cash Flow Breakeven During the Fourth Quarter -

- 128 Percent Growth in Gross Sales over Q408 -

LOS ANGELES, March 15, 2010 -- CyberDefender Corporation (OTCBB: CYDE), a provider of award-winning PC security, Antispyware/Antivirus Software, PC Optimization, PC Support, and Identity Theft Prevention solutions, today announced financial results for its fourth quarter and year ended December 31, 2009.

Q409 and FY2009 Highlights

•	205% Growth in GAAP Revenue over Q408
•	128% Growth in Gross Sales over Q408
•	Operating Income of $407,000 for Q409
•	Reached Cash Flow Breakeven during Q409
•	285% Growth in GAAP Revenue for FY2009 over FY2008
•	233% Growth in Gross Sales for FY2009 over FY2008

“2009 has been a defining year for CyberDefender,” stated Gary Guseinov, CyberDefender CEO. “During the year, we enhanced our portfolio of security software and services, expanded our infrastructure in line with our growth and have begun building our off-line marketing efforts with the launch of several successful direct response advertising campaigns.  I am happy to report these efforts have resulted in continued triple digit revenue growth. In the fourth quarter, we achieved several key milestones including positive operating income and cash flow breakeven. In addition, we have achieved many efficiencies in our business that we believe put us on track for a strong 2010.”

Results for the Quarter Ended December 31, 2009

GAAP revenues for the fourth quarter of 2009 grew 205% to $7.5 million, compared to $2.5 million in the same quarter of 2008.  Gross sales grew 128% to $9.8 million for the fourth quarter, compared to $4.3 million in the same quarter of 2008. The Company defines gross sales as GAAP revenues before refunds and charge backs, plus the change in deferred revenue.

Gross profit in the fourth quarter of 2009 grew 123% to $5.8 million, compared to $2.6 million in the same quarter of 2008.

Advertising expenditures as a percentage of revenue again improved significantly on a year-over-year basis.  In the fourth quarter of 2009, advertising expenditures constituted 32% of revenues compared with 127% of revenues in the same quarter of 2008.  This improvement was related to the migration to off-line advertising during the fourth quarter.

CyberDefender significantly narrowed its net loss for the fourth quarter, which decreased 86% to $515,000 or $0.02 per share, compared $3.8 million or $0.22 per share in the same quarter of 2008.

The Company reported operating income of $407,000 in the fourth quarter of 2009, compared with an operating loss of $3.2 million in the same quarter of 2008.

CyberDefender reached cash flow breakeven by the end of the fourth quarter, reporting net cash used in operations for the entire quarter of ($109,077) and exited the quarter with cash of $3.4 million.

Results for the Twelve Months Ended December 31, 2009

GAAP revenues for the twelve months ended December 31, 2009 grew 285% to $18.8 million compared with $4.9 million in the same period of 2008.  Gross Sales grew 233% to $29 million for twelve months ended December 31, 2009, compared to $8.7 million in the same period of 2008. The Company defines gross sales as GAAP revenues before refunds and charge backs, plus the change in deferred revenue.

Gross Profit for the twelve months ended December 31, 2009 grew 256% to $15 million compared with the $4.1 million in the same period of 2008.

Net loss for the twelve months ended December 31, 2009 was $13.7 million compared with $11.3 million in the same period of 2008. The increase in net loss was primarily attributable to a significant increase in new subscriptions from online advertising, for which GAAP accounting rules require a deferral of revenue without a corresponding deferral of advertising expense and increased charges associated with the issuances of equity during the year due to the impact of the significant improvement in the Company’s common stock price on the valuation methodologies required under GAAP accounting.

Chief Financial Officer of CyberDefender, Kevin Harris, stated, “We believe that our results in the fourth quarter reflect the company’s commitment not only to grow our revenue, but to continue to improve fundamentals across the board. We are now beginning to realize some of the efficiencies related to building scale, in a meaningful way.  We have controlled our costs and operating expenses while maximizing our investment in growth of new customer acquisition and will continue to operate with this as our primary focus throughout 2010.”

“Furthermore, in the first three quarters of fiscal 2009, the Company was primarily focused on customer acquisition through online advertising which required us to expense advertising costs as incurred and amortize the related revenue over the length of the license.  Our migration to direct marketing through television and radio during the fourth quarter now allows us to capitalize a substantial portion of our customer acquisition costs and amortize concurrently with revenue over the life of the related subscription.  We believe the migration to off line direct marketing will not only increase profitability but will provide a more accurate view of our operational performance,” concluded Harris.

Outlook

“During 2010, we expect to meet a number of milestones including; developing additional For Dummies® branded products to bring to market, creating new best-in-class CyberDefender branded products and technologies, marketing our products internationally, ramping our offline direct response advertising and retail marketing initiatives with Guthy-Renker, continuing to expand our call center capacities, and driving increased renewal rates.  All in all, we are extremely pleased with how the business is progressing and we expect 2010 to be another breakout year for the company,” concluded Guseinov.

Conference Call Information

CyberDefender will host a conference call to discuss fourth quarter and year ended December 31, 2009 results today, Monday, March 15, 2009 at 1:30 pm PT/4:30 pm ET.

To access the live conference call, dial (877) 407-9210 and give the company name, “CyberDefender.” Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. A telephone replay will also be available for one week beginning two hours after the completion of the live call, and can be accessed by dialing 1- 877-660-6853 or 201-612-7415 for international callers and entering access# 286 and conference ID# 346814 when prompted.

The results will also be available via live and archived webcast at:

http://www.investorcalendar.com/IC/CEPage.asp?ID=156263

About CyberDefender Corporation

Based in Los Angeles, California, CyberDefender Corporation (CYDE) is a provider of Internet security technology for the consumer market. With over 6 million active users of its proprietary patent pending Collaborative Internet Security Network (or the earlyNETWORK), CyberDefender is an industry leader.  CyberDefender’s earlyNETWORK is designed to address the “zero hour gap,” which effectively reduces the risks associated with new and emerging Internet threats.  By utilizing a proprietary secure peer-to-peer network, CyberDefender delivers protection to the end user faster than the traditional client-server or cloud methods.  CyberDefender develops and markets PC desktop security utilities in the following categories:  antispyware, antivirus, and PC optimization.  In addition, CyberDefender offers the following services:  identity protection and remote PC repair and optimization services. CyberDefender products are fully compatible with Microsoft's XP, Vista, and 7 Operating systems and are available at http://www.cyberdefender.com.

Forward Looking Statements

Statements in this press release that are not statements of historical or current fact, such as CyberDefender's expectation of future revenue growth and profitability, constitute "forward-looking statements". Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause CyberDefender's actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. Factors that could cause CyberDefender's results to be materially different from the forward-looking statements include whether CyberDefender will be able to find financing when and as it needs it and whether CyberDefender's revenues will eventually exceed its expenses. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in CyberDefender's reports and registration statements filed with the Securities and Exchange Commission, which are available for review at http://www.sec.gov/.

Investor Contact:
Marie Dagresto, Partner
Caye Partners Investor Relations
CYDE@cayepartners.com or 310.571.8205
IR site: www.cyberdefendercorp.com